Exhibit 99.1
NEWS

MSC INDUSTRIAL SUPPLY CO. ELECTS ROB AARNES TO BOARD OF DIRECTORS AS AN INDEPENDENT MEMBER

MELVILLE, N.Y. and DAVIDSON, N.C. (Aug 27, 2024) — MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations supplies to industrial customers throughout North America, today announced the addition of Rob Aarnes to its Board of Directors.
“We are thrilled to have Rob join our Board of Directors,” said Chairman of the Board, Mitchell Jacobson. “The addition of an independent member to our board strengthens MSC’s corporate governance profile and represents another beneficial change from the reclassification agreement with our shareholders. Rob brings a wealth of experience in operations management and a strong track record of driving profitable growth across various C-level roles at public and private companies. With his experience at ADI Global Distribution (“ADI”), which serves different end markets but has a distribution business model like ours, Rob will bring a fresh perspective and valuable insights to MSC as we work toward achieving our full potential and creating value for shareholders.”
Mr. Aarnes has been President of ADI, a $4.6B global wholesale distributor of commercial and residential security, life safety and audio-visual products, and a leading provider of smart-living products, services, and software, since 2017. ADI is one of the two business segments of Resideo Technologies, Inc. (NYSE: REZI), a $7.3B leading global manufacturer and distributor of technology-driven products and solutions that provide home comfort, security, life safety, and energy efficiency for consumers and homeowners. Before joining ADI, he held various senior leadership roles within private equity, specialty retail and big box consumer electronics retail companies ranging from several hundred million to multi-billion dollar revenue volumes.
Mr. Aarnes graduated from the United States Naval Academy and subsequently served as a Supply Officer in the U.S. Navy, specializing in global supply chain logistics and contracting services. Mr. Aarnes earned an MBA from San Diego State University.

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Contact Information
Investors:	Media:
Ryan Mills, CFA	Zivanai Mutize
Head of Investor Relations	Head of Corporate Communications
Rmills@mscdirect.com	Zivanai.mutize@mscdirect.com

About MSC Industrial Supply Co.
MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of a broad range of metalworking and maintenance, repair and operations (MRO) products and services. We help our customers drive greater productivity, profitability, and growth with approximately 2.4 million products, inventory management and other supply chain solutions, and deep expertise from more than 80 years of working with customers across industries. Our experienced team of more than 7,000 associates works with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow. For more information on MSC Industrial, please visit mscdirect.com.